Exhibit 3.28

Kansas Secretary of State
Kansas Limited Liability Company
Articles of Organization

CONTACT: Kansas Secretary of State, Chris Biggs

Memorial Hall, 1st Floor	(785) 296-4564	02771535
120 S.W. 10th Avenue	kssos@kssos.org
Topeka, KS 66612-1594	www.kssos.org

INSTRUCTIONS: All information must be completed or this document will not be accepted for filing.

Please read instructions sheet before completing.

1.	Name of the limited liability company:

Hamm Asphalt, LLC

2.	Name of the resident agent and address of the registered office in Kansas:

Address must be a street address

A P.O. box is unacceptable

C. Scott Anderson, 609 Perry Place

Perry, Kansas 66073 USA

3.	Mailing address:

This address will be used to send official mail from the Secretary of State’s office

C. Scott Anderson, 609 Perry Place

Perry, Kansas 66073 USA

4.	Tax closing month:

December

5.	Effective date:

A future effective date must be

within 90 days of the filing date

         Upon filing

         Future effective date December 31, 2010

6.	I declare under penalty of perjury pursuant to the laws of the state of Kansas that the foregoing is true and correct, and I have remitted the required fee.

/s/ Michael Brady	December 22, 2010
Signature of organizer	Date (month, day, year)